UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 12, 2011

COMMERCIAL BARGE LINE COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	333-124454-12	03-0552365

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville,
Indiana (Address of principal executive offices)	47130 (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
     On April 12, 2011, Finn Holding Corporation (“Finn”), the indirect parent of Commercial Barge Line Company (the “Company”), adopted the Finn Holding Corporation 2011 Participation Plan (the “Plan”) to provide incentive to key employees of Finn and its subsidiaries, including our named executive officers, to maximize Finn’s performance and to provide maximum returns to Finn’s stockholders.
     Under the Plan, participants are granted performance units, the value of which appreciate when and as the value of Finn increases from and after the date of grant, and it is this appreciation in value which is the basis upon which incentive compensation may become payable upon the occurrence of certain qualifying events, which are described below. The Compensation Committee for the Plan (the “Committee”) determines who is eligible to receive an award, the size and timing of the award, and the value of the award at the time of grant. The maximum number of performance units that may be awarded under the Plan is 36,800,000. The performance units generally mature according to the terms approved by the Committee and set forth in a grant agreement. Payment on the performance units is contingent upon the occurrence of either (i) a sale of some or all of Finn common stock by its stockholders, or (ii) Finn’s payment of a cash dividend. The Plan will expire April 1, 2016 and all performance units will terminate upon the expiration of the Plan, unless sooner terminated pursuant to the terms of the Plan. Performance units are generally forfeited upon a participant’s termination of employment.
Item 9.01 Financial Statements and Exhibits.
     This summary of the Plan is qualified in its entirety by the Plan, which is filed as Exhibit 10.1 and incorporated herein by this reference.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL BARGE LINE COMPANY
Date: April 18, 2011	By:	/s/ Dawn R. Landry
Dawn R. Landry
Senior Vice President, General Counsel